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                                   ITEM 23(n)
                               FORM OF 18f-3 PLAN
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                             OneAmerica Funds, Inc.

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

                             DATED January 30, 2003



OneAmerica Funds, Inc. ("Fund") hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), on behalf of each of its four current portfolios and any portfolio that may be established in the future (referred to hereinafter collectively as the "Portfolios" and individually as a "Portfolio").

     1. Features of the Classes. Each of the Portfolios issues its shares of common stock in two classes: "Class O" shares and "Advisor Class" shares. Shares of each class of a Portfolio shall represent an equal pro rata interest in such Portfolio and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 4 below; and (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class O shares and Advisor Class shares shall have the features described in Sections 2 through 6 below.

     2. Sales Charge Structure. Shares of each class shall be offered at the then-current net asset value without the imposition of a front-end or contingent deferred sales charge.

     3. Plan of Distribution and Service. The Board of Directors has adopted a Plan of Distribution and Service ("12b-1 Plan") pursuant to which each Portfolio may pay insurance companies, broker-dealers, banks, plan sponsors and record keepers, or other financial institutions ("Authorized Firms") a fee at an annual rate of up to 0.30% of the average daily net assets of the Portfolio's Advisor Class shares attributable to an Authorized Firm's clients who are beneficial owners of Advisor Class shares as compensation, or reimbursement for services rendered and/or expenses borne, in connection with the financing of the activities and services (collectively, "Services") described in Section 2 of the 12b-1 Plan, the terms of which are incorporated herein by reference, pursuant to an agreement with an Authorized Firm.

     4. Allocation of Income and Expenses. (a) The gross income of each Portfolio generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Portfolio. These expenses include:

          (1) Expenses incurred by the Fund (including, but not limited to, fees of Directors, insurance and legal counsel) not attributable to a particular Portfolio or to a particular class of shares of a Portfolio ("Corporate Level Expenses"); and

          (2) Expenses incurred by a Portfolio not attributable to any particular class of the Portfolio's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Portfolio's assets) ("Portfolio Expenses").

     (b) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to the 12b-1 Plan or any other distribution and/or shareholder services plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) Securities and Exchange Commission registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Directors' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a class, but only if the President and Chief Financial Officer have determined, subject to approval or ratification by the Board of Directors, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended (the "Code").

     Therefore, expenses of a Portfolio shall be apportioned to each class of shares depending on the nature of the expense item. Corporate Level Expenses and Portfolio Expenses will be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Fund and Portfolio, respectively. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Portfolio for allocation among classes, as determined by the Board of Directors. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated unless approved or ratified by the Board of Directors of the Fund in light of the requirements of the 1940 Act and the Code.

     5. Exchange Privileges. The Portfolios currently do not offer exchange privileges.

     6. Conversion Features. The Portfolios currently do not offer a conversion feature.

     7. Periodic Reports. The Directors shall receive periodic reports concerning all allocated Class Expenses. In the reports, only expenditures properly attributable to the servicing of a particular class of shares will be used to justify any servicing fee or other expenses charged to that class. Expenditures not related to the servicing of a particular class shall not be presented to the Directors to justify any fee attributable to that class.

     8. Accounting Methodology. The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the
Portfolios:

          (1) On a daily basis, a fund accountant shall calculate the 12b-1 Plan fee to be charged to the Advisor Class shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the class to the result of that calculation.

          (2) The fund accountant will allocate all other designated Class Expenses, if any, to the respective classes.

          (3) The fund accountant shall allocate income and Corporate Level and Portfolio Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Portfolio for Portfolio Expenses, and in relation to the net asset value of the Fund for Corporate Level Expenses. These calculations shall be based on net asset values for all Portfolios except the Money Market Portfolio, for which it will be based on the relative value of settled shares.

          (4) The fund accountant shall then complete a worksheet developed for purposes of complying with Section 8 of this Plan, using the allocated income and expense calculations from paragraph (3) above, and the additional fees calculated from paragraphs (1) and (2) above.

          (5) The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

     9. Waiver or Reimbursement of Expenses. Expenses may be waived or reimbursed by the adviser to the Fund or any other provider of services to the Fund without the prior approval of the Fund's Board of Directors.

     10. Effectiveness of Plan. Prior to issuance of Fund shares in reliance on this Plan, this Plan must be approved or ratified by votes of a majority of both
(a) the Directors of the Fund and (b) the Independent Directors. While the Plan is in effect, Independent Directors shall constitute a majority of the Board of Directors, and the selection and nomination of other Independent Directors shall be committed to the discretion of the Independent Directors. Also, while the Plan is in effect, any person who acts as legal counsel to the Directors who are not interested persons of the Fund shall be independent legal counsel.

     11. Definitions. As used in the Plan, (a) the term "Independent Directors" shall mean those Directors of the Fund who are not interested persons of the Fund; (b) the terms "independent legal counsel" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     12. Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved or ratified in the manner provided in paragraph 10 hereof.